AMENDMENT NO. 2 TO WARRANT AGREEMENT

     This AMENDMENT NO. 2 (this "Amendment") to the Warrant Agreement, dated as of August 28, 1997, as amended , is made and entered into as of May 28, 1999 by and between Wellsford Real Properties, Inc., a Maryland corporation (together with its successors and permitted assigns, the "Company"), and United States Trust Company of New York (together with its successors and permitted assigns, the "Warrant Agent").

                                 R E C I T A L S
                                 ---------------

     WHEREAS,  the  Company and the  Warrant  Agent are parties to that  certain
Warrant Agreement, dated as of August 28, 1997 (the "Original Warrant Agreement"), pursuant to which the Company had issued to WHWEL Real Estate Limited Partnership, a Delaware limited partnership ("WHWEL"), five million (5,000,000) warrants (the "Warrants") to purchase shares of the Company's common stock;

     WHEREAS,  the Company  and the  Warrant  Agent  entered  into that  certain
Amendment No. 1 to Warrant Agreement, dated as of July 16, 1998 ("First Amendment"; the Original Warrant Agreement as amended by the First Amendment, the "Warrant Agreement"), to reflect the transactions whereby WHWEL, Wellsford Commercial Properties Trust, a Maryland real estate investment trust ("WCPT") and other parties formed Wellsford/Whitehall Properties II, L.L.C., a Delaware limited liability company ("WWP II");

     WHEREAS, WHWEL, W/W Group Holdings, L.L.C., a Delaware limited liability company ("Holding Co."), WXI/WWG Realty, L.L.C., a Delaware limited liability company, WCPT and other members of WWPII have formed, and contributed certain assets to, Wellsford/Whitehall Group, L.L.C. (collectively, the "Group Transactions");

     WHEREAS, in connection with the Group Transactions, WHWEL desires to assign its interest in the Warrants to Holding Co.; and

     WHEREAS, the parties hereto desire to amend the Warrant Agreement to reflect the transactions described above and certain other matters.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Warrant Agent hereby agree as follows:

     1. Definitions. All capitalized terms used and not defined herein shall have the meanings given to such terms in the Warrant Agreement.

                              Exhibit 4.41 Page 1

     2.  Amendment  to  Warrant  Agreement.

     (a) The terms "Initial Holder", "Membership Unit", and "Wellsford/Whitehall II LLC Agreement", as defined in Section 1 of the Warrant Agreement, shall be deleted in their entirety and replaced with the following terms and definitions:

     (i) "'Initial Holder' shall mean Holding Co."

     (ii)   "'Membership   Unit'  shall  have  the  meaning  set  forth  in  the
Wellsford/Whitehall Group LLC Agreement."

     (iii) "'Wellsford/Whitehall Group LLC Agreement' shall mean that certain Limited Liability Company Operating Agreement of Wellsford/Whitehall Group dated as of May ___, 1999, as such agreement may be amended or modified from time to time."

     All further references in the Warrant Agreement to the term "Initial Holder", "Membership Unit" and "Wellsford/Whitehall II LLC Agreement" shall be deemed to refer to the terms "Initial Holder", "Membership Unit" and "Wellsford/Whitehall Group LLC Agreement", respectively, as each is defined in this Amendment.

     (b) The following defined terms and definitions shall be inserted into Section 1 of the Warrant Agreement in their appropriate alphabetical order:

     (i) "'Deemed Value Per Membership Unit' shall have the meaning set forth in the Wellsford/Whitehall Group LLC Agreement."

     (ii) "'Holding Co.' shall mean W/W Group Holdings, L.L.C., a Delaware limited liability company."

     (iii) "'Registration Rights Agreement' shall mean the Registration Rights Agreement dated as of May ___, 1999, by and between the Company and the Initial Holder, as such agreement may be amended or modified from time to time."

                              Exhibit 4.41 Page 2

     (iii) "'Wellsford/Whitehall Group' shall mean Wellsford/Whitehall Group, L.L.C., a Delaware limited liability company."

     (c) The  following  defined  terms and  definitions  shall be deleted  from
Section 1 of the Warrant Agreement: "Company Shares", "Demand Registration", "Eligible Common Stock", "Eligible Securities", "Favorable Term", "Piggyback Registration", "Prospectus", "Registration Demand", "Registration Procedures", "Registration Rights", "Registration Statement", "Representative", "Saracen Members", "Saracen Registration Rights Agreement", "selling holder", "Shelf Registration", "Shelf Registration Statement", "Subsequent Warrant Holder", "Takedown", "underwriter" and "underwriting or agency agreement".

     (d) The last sentence of Article 1 is hereby deleted in its entirety and replaced with the following language:

     "Certain terms used principally in Article 6 are defined in that Section."

     (e) Section 3.1(b) of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

     "(b) When exercised in accordance with subparagraph (c) below, each Warrant shall entitle the Holder to purchase, and the Company shall be required to deliver, a number of shares of Common Stock equal to the Shares Amount in effect on the day such Warrant is exercised in accordance with Section 3.1(c), at an exercise price (the "Exercise Price") of, at the sole election of the Holder, either (x) a number of Membership Unit(s) equal to the quotient (rounded to the nearest one ten-thousandth (0.0001)) of (i) $10.00 divided by (ii) the Deemed Value Per Membership Unit or (y) $10.00 in cash; provided,

                              Exhibit 4.41 Page 3
however, that the Company may, at its sole election, pay to the Holder of each Warrant so exercised in respect of any one or more of such Warrants cash in an amount equal to the Cash Amount in lieu of delivering the shares of Common Stock. When multiple Warrants are exercised, the Exercise Price may consist of cash, Membership Units or any combination thereof. For the avoidance of doubt, the Holder may procure Membership Units for the payment of the Exercise Price from its Affiliates or other third-parties. Notwithstanding the foregoing, the Holder may not elect to deliver Membership Units as the Exercise Price upon the exercise of any Warrant before August 28, 1999."

     (f) Article 7 of the Warrant Agreement is hereby amended to read in its entirety as follows:

                                    ARTICLE 7

                       REGISTRATION RIGHTS AND PROCEDURES

     Section 7.1. The Company acknowledges that it is subject to the terms and conditions of the Registration Rights Agreement.

     (g) Article 8 of the Warrant Agreement is hereby amended to read in its entirety as follows:

                                    ARTICLE 8

     Intentionally Deleted

     (h) Section 13.9 of the Warrant Agreement is hereby amended to read in its entirety as follows:

     Section 13.9 Remedies. In the event of a breach by the Company or by a Holder of any of their obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law, including

                              Exhibit 4.41 Page 4
recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company and each Holder agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

     3. Persons Benefitting. This Amendment shall be binding upon and inure to the benefit of any Holders (each of whom is an intended third party beneficiary), the Company and the Warrant Agent, and their respective successors, assigns, beneficiaries, executors and administrators. Nothing in this Amendment is intended or construed to confer upon any Person, other than the Company, the Warrant Agent and the Holders (and such successors, assigns, beneficiaries, executors and administrators), any right, remedy or claim under or by reason this Amendment or any part hereof.

     4. Continued Force and Effect. The Warrant Agreement, as amended by this Amendment, and each and every provision, covenant, representation, warranty, condition and right contained therein, as amended by this Amendment, is hereby ratified and affirmed as of the date hereof, and shall continue in full force and effect.

     5.   Counterparts.   This   Amendment  may  be  executed  in  one  or  more
counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     6. Headings and Captions. All headings and captions contained in this Amendment hereto are inserted for convenience only and shall not be deemed a part of this Amendment.

     7. Governing Law. THIS AMENDMENT AND ALL RIGHTS ARISING HEREUNDER SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

                              Exhibit 4.41 Page 5
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                            [SIGNATURE PAGE FOLLOWS]

                              Exhibit 4.41 Page 6

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the day and year first above written.

                         WELLSFORD REAL PROPERTIES, INC.



                         By:   /s/ Edward Lowenthal
                               --------------------
                               Name: Edward Lowenthal
                               Title:   President

                         UNITED STATES TRUST COMPANY OF
                           NEW YORK, Warrant Agent

                         By:   /s/ Cynthia Chaney
                               ------------------
                               Name: Cynthia Chaney
                               Title:   Assistant Vice President


                              Exhibit 4.41 Page 7
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